EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of AMDL, Inc. (the “Company”) on Form S-3 of our report dated February 23, 2003, except for Note 13, as to which the date is March 21, 2003, on our audit of the financial statements of the Company as of December 31, 2002, and for each of the years in the two-year period then ended, which report is included in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2002. We also consent to the use of our name as it appears under the caption “Experts.”

CORBIN & COMPANY, LLP

Irvine, California
February 5, 2004